Exhibit 16.1

March 14 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lindblad Expeditions Holdings, Inc. under Item 4.01 of its Form 8-K dated March 9, 2022.

We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Lindblad Expeditions Holdings, Inc. contained therein.

Very truly yours,

Marcum llp